UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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1st CENTENNIAL BANCORP

(Name of Registrant as Specified In Its Charter)

N/A

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 16, 2006

TO THE SHAREHOLDERS OF 1st CENTENNIAL BANCORP:

NOTICE IS HEREBY GIVEN that pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Shareholders (the “Meeting”) of 1st Centennial Bancorp will be held at the Redlands Country Club, 1749 Garden Street, Redlands, California, on Tuesday, May 16, 2006, at 6:00 p.m., for the purpose of considering and voting upon the following matters.

1. Election of Directors. Electing the following ten (10) persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified:

James R. Appleton	William A. McCalmon
Bruce J. Bartells	Patrick J. Meyer
Carole H. Beswick	Thomas E. Vessey
Larry Jacinto	Stanley C. Weisser
Ronald J. Jeffrey	Douglas F. Welebir

2. Transacting such other business as may properly come before the Meeting and any and all adjournments thereof.

Our Bylaws provide for the nomination of directors in the following manner:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these bylaws; provided, however, that if only 10 days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (A) the name and address of each proposed nominee; (B) the principal occupation of each proposed nominee; (C) the number of shares of voting stock of the Corporation owned by each proposed nominee; (D) the name and residence address of the notifying shareholder; and (E) the number of shares of voting stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee.”

Only those shareholders of record at the close of business on March 20, 2006 will be entitled to notice of and to vote at the Meeting.

DATED: April 14, 2006	By Order of the Board of Directors

/s/ Sally Flanders
Sally Flanders Secretary

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

2

1st CENTENNIAL BANCORP

218 East State Street

Redlands, California 92373

(909) 798-3611

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 16, 2006

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of 1st Centennial Bancorp (“1st Centennial”) to be held at the Redlands Country Club, 1749 Garden Street, Redlands, California, at 6:00 p.m., on Tuesday, May 16, 2006 and at any and all adjournments thereof. The solicitation of the Proxy accompanying this Proxy Statement is made by our Board of Directors, and we will bear the costs of such solicitation.

We expect to mail this Proxy Statement and accompanying Notice to shareholders on approximately April 14, 2006.

The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect ten (10) persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

2. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

Revocability of Proxies

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of 1st Centennial1 an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy (the “Proxy Holders”) in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

1st Centennial will bear the cost of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies. The proxies will be solicited principally through the mails, but officers, directors and regular employees of 1st Centennial may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in 1st Centennial is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, we may pay for and

[1]	As used throughout this Proxy Statement, the terms “1st Centennial,” “we,” “us” and “our” refer to 1st Centennial Bancorp and its subsidiaries unless the context indicates another meaning.

utilize the services of individuals or companies we do not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

VOTING SECURITIES

There were 2,126,011 shares2 of our common stock issued and outstanding on March 20, 2006, which has been set as the Record Date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each holder of common stock will be entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of 1st Centennial as of the Record Date for the Meeting on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively if a candidate’s or candidates’ name(s) have been properly placed in nomination prior to the voting and a shareholder present at the Meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The ten (10) candidates receiving the highest number of votes will be elected. If cumulative voting is declared at the Meeting, votes represented by Proxies delivered pursuant to this Proxy Statement may be cumulated in the discretion of the Proxy Holders, in accordance with the recommendations of the Board of Directors. An abstention or broker non-vote will have the same effect as a vote against a director nominee and against any other matters submitted for shareholder approval.

PRINCIPAL SHAREHOLDERS

Management knows of no person who owned beneficially more than 5% of the outstanding common stock of 1st Centennial as of March 20, 2006, except for Keefe Managers, LLC (“Keefe Managers”). The following table furnishes information, as of March 20, 2006, regarding Keefe Managers:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Keefe Managers, LLC 375 Park Avenue, 23rd Floor New York, New York 10152	144,761	[2,3]	6.90%

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than eight (8) nor more than thirteen (13) until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at ten (10).

[2]	This figure has not been adjusted to reflect the 50% stock distribution paid on April 3, 2006 to shareholders of record as of March 3, 2006.

[3]	Represents shares reported on a Schedule 13G by Keefe Managers, an investment adviser as defined in applicable SEC rules. Clients of Keefe Managers have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from, the sale of the stock, but none of such clients is known to have a beneficial ownership interest in more than 5% of 1st Centennial’s Common Stock. Keefe Managers has sole voting and dispositive power with respect to all 144,761 shares.

The first ten (10) persons named below, all of whom are present members of the Board of Directors, will be nominated for election to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed Proxy in such a way as to effect the election of said ten (10) nominees, or as many thereof as possible under applicable voting rules. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

The following table sets forth certain information as of March 20, 2006 with respect to (i) each of the persons to be nominated by the Board of Directors for election as directors, (ii) each of our directors and executive officers, and (iii) our directors and executive officers as a group:

Name, Address and Offices Held with 1st Centennial[4]	Principal Occupation for the Past Five Years	Age	Year First Elected or Appointed Director	Common Stock Beneficially Owned on March 20, 2006
				Number of Shares[5]	Vested Option Shares[6]	Percentage of Shares Outstanding[7]
James R. Appleton Director	Chancellor (formerly President), University of Redlands	69	2001 (2001)[8]	31,420[9]	1,518	1.55%

Bruce J. Bartells Vice Chairman of the Board	Executive Vice President, Dekker, Ltd.[10]	61	1999 (1992)[8]	34,256 [9]	9,960	2.07%

Carole H. Beswick Director	Entrepreneur (formerly Partner, Paper Partners, Inc.)	64	2000 (1990)[8]	38,879 [9,11]	8,960	2.24%

Larry Jacinto Director	President, L.J. Construction, Inc., L.J. Farming, Inc., Pangahamo Materials, Inc., and Mentone Enterprises, Inc.	56	2000 (1998)[8]	87,779 [9,12]	—	4.13%

[4]	All offices held apply to both 1st Centennial Bancorp and 1st Centennial Bank unless otherwise indicated. The business address of each of the executive officers and directors is 218 East State Street, Redlands, California 92373.

[5]	Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power. Figures in this table have not been adjusted to reflect the 50% stock distribution paid on April 3, 2006 to shareholders of record as of March 3, 2006.

[6]	Represents option shares which are vested or will vest within 60 days of March 20, 2006 pursuant to our 2001 Stock Incentive Plan. (See “ – Compensation of Directors” and “ – Stock Options” herein.)

[7]	This percentage is based on the total number of shares of 1st Centennial's common stock outstanding, plus the numbers of option shares for the applicable individual or group which are vested or will vest within 60 days of March 20, 2006 pursuant to our 2001 Stock Incentive Plan. (See “ – Stock Options” and “ – Compensation of Directors” herein.)

[8]	Year first elected or appointed a director of 1st Centennial Bank.

[9]	Includes 963 shares of restricted stock (see “— Compensation of Directors” herein).

[10]	Mr. Bartells has been Executive Vice President of Dekker, Ltd., a software development company in Ontario, California since April 2005. Previously, he served as Chief Executive Officer and Chief Financial Officer of Wilden Pump & Engineering in Grand Terrace, California since 1995.

[11]	Includes 1,517 shares held by Mrs. Beswick as trustee for her adult son and 2,461 shares held in joint tenancy with her brother, as to which shares Mrs. Beswick has shared voting and investment power; and 13,667 shares held in the name of her husband's SEP, as to which shares Mrs. Beswick has neither voting nor investment power.

[12]	Includes 8,846 shares held by Larry Jacinto Construction, Inc., of which Mr. Jacinto is President and sole shareholder, as to which shares Mr. Jacinto has sole voting and investment power.

(Table and footnotes continued on following page.)

Name, Address and Offices Held with 1st Centennial[4]	Principal Occupation for the Past Five Years	Age	Year First Elected or Appointed Director	Common Stock Beneficially Owned on March 20, 2006
				Number of Shares[5]	Vested Option Shares[6]	Percentage of Shares Outstanding[7]
Ronald J. Jeffrey Director	Vice President Tri-City Acoustics, Inc.	62	2000 (1990)[8]	40,995 [9]	9,960	2.39%

William A. McCalmon Director	President and Owner, RPM Financial and Insurance Services, Inc. (Registered Principal of Associated Securities Corporation)	60	2000 (1990)[8]	29,002 [9]	8,940	1.78%

Patrick J. Meyer Chairman of the Board	Owner, Urban Environs (Land Planning Consultation)	54	1999 (1990)[8]	50,618 [9]	7,890	2.74%

Thomas E. Vessey President, Chief Executive Officer and Director	President and Chief Executive Officer, 1st Centennial Bancorp[13]	66	2005 (2005)[8]	4,858[14]	17,775	1.06%

Stanley C. Weisser Director	Retired (formerly Chief Executive Officer and Pharmacist, Network Pharmaceuticals)	64	2001 (2001)[8]	24,275 [9]	4,019	1.33%

Douglas F. Welebir Director	Attorney-at-Law, Welebir & McCune	63	2000 (1990)[8]	44,852 [9,15]	9,960	2.57%

Beth Sanders Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, 1st Centennial Bancorp [13]	54	n/a	23,077[16]	28,103	2.38%

Suzanne Dondanville Executive Vice President and Chief Operating Officer, 1st Centennial Bank	Executive Vice President and Chief Operating Officer, 1st Centennial Bank [13]	43	n/a	2,897 [14]	15,884	0.88%

John P. Lang Executive Vice President and Chief Credit Officer, 1st Centennial Bank	Executive Vice President and Chief Credit Officer, 1st Centennial Bank [13]	59	n/a	—	—	—

Directors and Executive Officers as a Group (13 persons)				412,908[14,16]	122,969	23.83%

(Certain footnotes appear on previous page.)

[13]	For additional information concerning this individual’s principal occupation or employment, see the narrative discussion which follows this table.

[14]	Includes 711 and 557 shares allocated to the accounts of Mr. Vessey and Mrs. Dondanville, respectively, pursuant to 1st Centennial’s Employee Stock Ownership Plan with 401(k) Provisions (“KSOP”), as to which shares these individuals have pass-through voting rights and investment power.

[15]	Includes 29,954 shares held by the Welebir & McCune Retirement Trust, of which Mr. Welebir is a co-trustee, as to which shares Mr. Welebir has shared voting and investment power.

[16]	Includes 933 shares allocated to Mrs. Sanders’ account pursuant to the KSOP, as to which shares Mrs. Sanders has pass-through voting rights and investment power.

The following provides additional information on the principal occupation or employment for each of the executive officers of 1st Centennial Bank and 1st Centennial Bancorp:

Thomas E. Vessey has served as President and Chief Executive Officer of both 1st Centennial Bank and 1st Centennial Bancorp since October 2004. Previously he served as Executive Vice President and Chief Credit Officer of 1st Centennial Bank since March 2002; as Senior Vice President and Senior Credit Officer of Wells Fargo Bank from March 2001 to March 2002; and as Executive Vice President and Senior Credit Officer of First Security Bank of California in Covina since 1996. Mr. Vessey has also served as a director of both 1st Centennial Bank and 1st Centennial Bancorp since May 2005.

Beth Sanders has served as Executive Vice President and Chief Financial Officer of 1st Centennial Bancorp since it was formed in 1999. She has also been Chief Financial Officer of 1st Centennial Bank since its inception in 1990, initially as Vice President until 1993, then as Senior Vice President until she was promoted to Executive Vice President in 1997.

Suzanne Dondanville has been Executive Vice President and Chief Operating Officer of 1st Centennial Bank since January 2003. Previously, she served as Senior Vice President/Marketing and Strategic Development of 1st Centennial Bank since January 2001; as a consultant to 1st Centennial Bank since January 1998; and as Vice President/Chief Information Officer of Highland Federal Bank in Burbank, California from October 1995 until that bank was acquired by Jackson Federal Bank in December 2000.

John P. Lang has served as Executive Vice President and Chief Credit Officer of 1st Centennial Bank since April 25, 2006. Previously, he served as Director of Finance and Investments for Citizens Business Bank in Ontario, California from 2001 through 2005; as Director of Finance and Accounting of that bank from 1998 through 2001; and as Senior Credit Officer and Chief Financial Officer of OneCentral Bank in Glendale, California from 1987 through 1997.

Board Committees and Other Corporate Governance Matters

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility. We are proud that we have adopted the corporate governance requirements of Nasdaq even though our stock is not listed on Nasdaq and we are therefore not legally required to do so. We have also fully implemented all of the corporate governance requirements of the SEC. Among other things, we have adopted a Code of Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in 1st Centennial’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits 1st Centennial from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation. The Code of Ethics may be found on our web site at “www.1stcent.com.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Director Independence. The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Personnel and Compensation, and Corporate Governance and Nomination Committees are comprised solely of independent directors in accordance with applicable SEC and Nasdaq requirements. The Board has determined all of its directors, other than the President and Chief Executive Officer, are “independent” as that term is defined by Nasdaq rules.

Audit Committee. Our Board of Directors has, among others, a standing Audit Committee, composed of directors Bartells (Chairman), Appleton, Jeffrey, McCalmon, Meyer and Welebir. The purpose of the Audit Committee, which met thirteen (13) times during 2005, is to meet with our outside auditors in order to fulfill the legal and technical requirements necessary to adequately protect our directors, shareholders, employees and depositors. It is also the responsibility of the Audit Committee to select our independent registered public accounting firm and to make certain that this firm has the necessary freedom and independence to freely examine all of our records. The Audit Committee reviews the scope of external and internal audits, and meets monthly, or as needed, to review and assess the results of examinations of all applicable regulatory agencies and of our independent accountants. The Committee then reports any significant findings to the Board. Prior to the public release of annual and quarterly financial information, the Committee discusses with management and the independent accountants the results of the independent accountants’ audit or limited review procedures associated with this information. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. The Audit Committee also reviews our financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability and reviews and monitors applicable portions of our Code of Ethics. Our Audit Committee Charter, a copy of which is attached hereto as Appendix ”A,” requires that the Audit Committee be comprised entirely of independent non-employee directors. The Audit Committee is currently composed of six (6) non-employee directors, each of whom is an independent director as defined by the rules of Nasdaq. No member of the Audit Committee, other than in his capacity as a member of the Board of Directors or Audit Committee, may accept any consulting, advisory or other compensatory fee from 1st Centennial. The Board of Directors has determined that Bruce J. Bartells, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under the SEC’s rules.

Report of the Audit Committee

Our Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the year ended December 31, 2005. The committee has discussed with our independent auditors, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of our financial reporting. The committee has received from the independent auditors written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent auditors the firm’s independence from management and 1st Centennial. In considering the independence of our independent auditors, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 17 below.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Submitted by: Bruce J. Bartells, Chairman
James R. Appleton	William A. McCalmon
Ronald J. Jeffrey	Patrick J. Meyer
Douglas F. Welebir

Compensation Committee. Our Board of Directors also has a Personnel and Compensation Committee (the “Compensation Committee”), of which directors Appleton (Chairman), Beswick, Meyer, Weisser and Welebir are members. The Compensation Committee met eight (8) times during 2005. All of the members of the Compensation Committee are “independent” under the Nasdaq rules. The primary functions of this committee are to (i) oversee and make recommendations to the Board of Directors concerning the compensation of the Company’s Chief Executive Officer and senior management; (ii) consider and make recommendations to the Board of Directors concerning 1st Centennial’s incentive compensation plans and equity-based plans in which directors and executive officers may be participants; (iii) administer and implement such plans, including, but not limited to approving option grants and restricted stock or other awards to our Named Executive Officers (as defined on page 9 below); (iv) evaluate the performance of our Chief Executive Officer in light of our goals and objectives, and set the Chief

Executive Officer’s compensation levels based on this evaluation; (v) annually review and make recommendations to the Board concerning the compensation arrangements for all executive officers; (vi) assess the desirability of, and make recommendations to the Board with respect to, any proposed new incentive compensation plans for executive officers, equity-based plans for all employees and increases in shares reserved under existing equity plans; (vii) review and make recommendations to the Board concerning any employment agreements, salary continuation agreements or other contractual arrangements with any officers; (viii) direct the preparation of and approve an annual report on executive compensation for inclusion in our annual proxy statement in accordance with all SEC regulations, and monitor the disclosures in such proxy statement relating to executive compensation; (ix) review and administer the non-audit-related portions of our Code of Ethics; and (x) review and make recommendations to the Board concerning personnel policies and any similar documents relating to personnel matters which require Board approval. The Board has adopted a Personnel and Compensation Committee charter, which may be found on our web site at www.1stcent.com.

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2005, our Board of Directors held a total of thirteen (13) meetings. Each incumbent director who served as a director of 1st Centennial during 2005 attended at least 75% of the aggregate of (1) the total number of such meetings, and (2) the total number of meetings held by all committees of the Board on which such director served during 2005 (or during such shorter period as such person served as a director), except director Appleton, who attended 74% of such meetings.

Corporate Governance and Nomination Committee. 1st Centennial also has a standing Corporate Governance and Nomination Committee (the “Corporate Governance Committee”) of which directors Weisser (Chairman), Appleton, Beswick, Jacinto, Jeffrey, McCalmon and Meyer are members. The Corporate Governance Committee met once during 2005. All of the members of the Corporate Governance Committee are “independent” directors under the Nasdaq rules. We do not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board has adopted a Corporate Governance and Nomination Committee charter, which may be found on our web site at www.1stcent.com. The Board and the Corporate Governance Committee have also adopted specific policies and procedures concerning the director nomination process, in accordance with which the Corporate Governance Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Corporate Governance Committee follows and considers in making its decisions concerning recommended nominations for directors may be described as follows:

Consideration of Recommendations for Director Nominees. Prior to making any recommendations concerning the nomination of directors for each year’s annual meeting, the Corporate Governance Committee shall:

•	Evaluate the performance, attendance records of, and any loans or other transactions between 1st Centennial Bancorp or 1st Centennial Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection.

•	Review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of 1st Centennial.

•	Consider the need to augment the Board for any specific purpose.

•	Review and consider any additional requests from outside parties to serve as directors.

•	If a new nominee is needed, determine the specific skills and experience desired in a new director.

•	In such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of 1st Centennial, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommended nomination.

In identifying and evaluating potential nominees, the Corporate Governance Committee shall consider recommendations from directors, officers and employees of 1st Centennial Bancorp and its wholly-owned subsidiary, 1st Centennial Bank, as well as persons recommended by our shareholders, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering possible candidates for election as a director, the Corporate Governance Committee shall be guided by the principle that each director should:

•	Be an individual of the highest ethical character and integrity.

•	Have substantial experience which is of particular relevance to 1st Centennial.

•	Have the ability and willingness to devote sufficient time to 1st Centennial’s affairs.

•	Have a meaningful financial stake in 1st Centennial so as to assure that every director’s interests are aligned with those of the shareholders.

•	Be knowledgeable about the business activities and market areas in which 1st Centennial and its subsidiaries engage.

•	Have an excellent personal and professional reputation in and commitment to one or more communities in which we do business.

•	Have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others.

•	Have no conflict of interest that would interfere with their performance as a director.

•	Have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

In considering the desirability of any particular candidate as a potential director, the Corporate Governance Committee shall also consider the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of 1st Centennial. While the Corporate Governance Committee believes that every director should possess as many as possible of the above attributes, it has not established any specific group of such attributes as “minimum qualifications” for serving as a director.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Corporate Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information as the Corporate Governance Committee deems necessary to evaluate that individual’s qualifications to serve as a director of 1st Centennial, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of our existing directors and executive officers each year in connection with the preparation of our proxy materials, in order to enable the Corporate Governance Committee to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year, and must include the following in the written recommendation:

•	A statement that the writer is a shareholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be director.

•	The number of shares of 1st Centennial’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing shareholder and the candidate.

•	A statement that the proposed candidate has agreed to furnish 1st Centennial all information (including the completion of a Directors’ and Officers’ Questionnaire as described above) as we deem necessary to evaluate such candidate’s qualifications to serve as a director.

•	As to the shareholder giving the notice:

•	the name and address of the shareholder; and

•	the number of shares of 1st Centennial’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations pursuant to the above procedure), other than by the Board of Directors itself, are set forth in 1st Centennial’s Bylaws and in the Notice of Annual Meeting of Shareholders.

Shareholder Communications with Board of Directors. Shareholders may communicate with the Board of Directors or any individual director by mailing a communication to our principal executive offices addressed to the Board of Directors or to the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded unopened directly to the appropriate director or presented to the full Board of Directors at the next regularly scheduled Board of Directors’ meeting.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for 1st Centennial and to provide an opportunity for shareholders to communicate any concerns to them. Our policy is that all directors are expected to attend each annual meeting of shareholders unless personal or family illness or other compelling personal or business circumstances prevent attendance. All of our directors attended our annual meeting of shareholders in 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to 1st Centennial during and with respect to its 2005 fiscal year, no director, executive officer or beneficial owner of 10% or more of our common stock failed to file, on a timely basis, reports required during or with respect to 2005 by Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Mrs. Beswick, who inadvertently failed to timely file two reports on Form 4, one with respect to the exercise of a stock option and one with respect to a small purchase; Messrs. Appleton and McCalmon, each of whom inadvertently failed to timely file one report on Form 4 with respect to the exercise of a stock option; and Mr. Lang, who inadvertently failed to timely file his initial report on Form 3 with respect to becoming an executive officer, and one report on Form 4 with respect to the grant of a stock option.

Executive Compensation

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer and our only other executive officers as of December 31, 2005 whose total salary and bonus for the fiscal year ended December 31, 2005, exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long Term Compensation	All Other Compensation
					Stock Options Granted (Number of Shares)[18]
		Salary[17]		Bonus
Thomas E. Vessey	2005	$189,167		$115,000	0	$9,692	[19]
President and	2004	125,417		85,000	18,323	8,926	[19]
Chief Executive Officer	2003	112,605		39,500	0	8,158	[19]

Beth Sanders	2005	136,750		70,000	0	47,836	[20]
Executive Vice President	2004	130,500		70,000	11,903	50,727	[20]
and Chief Financial Officer	2003	125,000		39,500	0	50,941	[20]

Suzanne Dondanville	2005	131,250		70,000	0	22,029	[21]
Executive Vice President	2004	119,000		70,000	11,903	17,582	[21]
and Chief Operating Officer	2003	100,193		39,500	0	12,160	[21]

John P. Lang Executive Vice President and Chief Credit Officer	2005	92,910	[22]	50,000	10,000	557	[23]

Employment Agreements

1st Centennial has entered into an employment agreement with Beth Sanders, Executive Vice President and Chief Financial Officer, for a term of three (3) years commencing December 1, 2004. Mrs. Sanders’ employment agreement calls for an annual base salary of $136,000 for each year of the term, with annual increases at the discretion of the Board of Directors. Her employment agreement also calls for discretionary bonuses, reimbursement for business expenses, use of a company owned automobile, and certain insurance benefits. In the event of termination without cause, Mrs. Sanders will continue to receive her base salary for a period of twelve (12) months immediately following the effective date of termination, less any payments received from other employment, plus insurance benefits for a period of ninety (90) days. If Mrs. Sanders’ employment is terminated or constructively terminated in connection with or within one (1) year following a merger or certain changes in control of 1st Centennial, she will be entitled to a lump sum payment in an amount equal to twelve (12) months’ then base salary at the time of such termination.

[17]	Includes portions of these individuals’ salaries which were deferred pursuant to 1st Centennial’s Employee Stock Ownership Plan with 401(k) Provisions (“KSOP”). The KSOP permits all participants to contribute a portion of their annual compensation on a pre-tax basis (subject to a statutory maximum), which contributions vest immediately when made. Our policy is to match 50% of employee contributions which do not exceed 10% of such employee’s annual compensation, which contributions become vested over a period of six years at the rate of 20% per year beginning at the end of the second year of completed employment.

[18]	As adjusted to reflect stock dividends declared by 1st Centennial since the date of grant, except the 50% stock distribution paid on April 3, 2006 to shareholders of record as of March 3, 2006.

[19]	Consists of employer contributions to Mr. Vessey’s account pursuant to the KSOP in the amount of $8,500, $8,000 and $7,000 in 2005, 2004 and 2003, respectively; and term life insurance premiums of $1,192, $926 and $1,158 in 2005, 2004 and 2003, respectively.

[20]	Includes $39,894, $47,859 and $44,412 expensed by 1st Centennial in 2005, 2004 and 2003, respectively, in connection with Mrs. Sanders’ salary continuation agreement; employer contributions to Mrs. Sanders’ account pursuant to the KSOP in the amounts of $6,750, $1,833 and $6,000 in 2005, 2004 and 2003, respectively; and term life insurance premiums of $1,192, $1,035 and $529 in 2005, 2004 and 2003, respectively. (See “– Salary Continuation Agreements” herein.)

[21]	Includes $16,077, $12,231 and $10,687 expensed by 1st Centennial in 2005, 2004 and 2003, respectively, in connection with Mrs. Dondanville’s salary continuation agreement; employer contributions to Mrs. Dondanville’s account pursuant to the KSOP in the amounts of $4,800, $4,400 and $1,313 in 2005, 2004 and 2003, respectively; and term life insurance premiums of $1,152, $951 and $160 in 2005, 2004 and 2003, respectively. (See “– Salary Continuation Agreements” herein.)

[22]	Represents salary paid from April 25, 2005 (commencement of employment) through December 31, 2005.

[23]	Consists entirely of term life insurance premiums.

1st Centennial has also entered into an employment agreement with Suzanne Dondanville, Executive Vice President and Chief Operating Officer, for a term of three (3) years commencing December 1, 2004. Mrs. Dondanville’s employment agreement calls for an annual base salary of $130,000 for each year of the term, and the remaining terms of her agreement are identical in all material respects to Mrs. Sanders’ employment agreement as described above.

Salary Continuation Agreements

1st Centennial entered into a salary continuation agreement with Thomas E. Vessey in April 2006 to provide him with (i) supplemental income upon retirement, (ii) an additional incentive to remain with 1st Centennial in order to receive his full retirement benefits; and (iii) a compensation package which is competitive in the marketplace. Pursuant to his salary continuation agreement, Mr. Vessey (or his beneficiary) will receive an annual benefit for fifteen (15) years upon retirement, subject to certain conditions. The amount of the annual benefit will be between $65,000 and $125,000 per year (increasing in equal increments of $20,000 each year), depending on the age at which he retires between 70 and 73. In order to receive his full retirement benefits, Mr. Vessey must remain continuously employed by 1st Centennial until he retires (at age 70 or higher), except that (i) the full annual benefits (depending on his age at death) will be paid in the event of death prior to retirement; and (ii) in the event of a merger or similar transaction in which 1st Centennial is not the surviving entity or in the event of certain changes in control of 1st Centennial, if Mr. Vessey’s employment is terminated or constructively terminated in connection with or within one (1) year following such event, he will be fully vested in his full retirement benefits. The exact amount of the benefits would depend on the date of the sale, as the retirement benefits would be based on the next future retirement date at the time of termination or constructive termination. In addition, the amount of any benefits to be paid under Mr. Vessey’s salary continuation agreement in the event of a merger or other change in control would be limited to the amounts allowed as deductible payments pursuant to Section 280G of the Internal Revenue Code. All benefits would be forfeited in the event of termination for cause or voluntary termination by Mr. Vessey. If Mr. Vessey’s employment were terminated without cause or due to disability prior to age 70, he would be entitled to receive, at age 70, an annual retirement benefit of $19,000 or $40,000 in the event of termination at age 68 or 69, respectively.

1st Centennial also entered into a salary continuation agreement with Beth Sanders in 2001 (amended in 2004), pursuant to which she (or her beneficiary) will receive $116,848 per year for fifteen (15) years upon retirement at age 65, subject to certain conditions. The material terms of her agreement are similar to those of Mr. Vessey’s agreement, except that (i) the retirement age is simply 65; (ii) in the event of a merger or change in control, the exact amount of the benefits would depend on the date of the sale, as the retirement benefits of $116,848 per year are based on an initial amount of $75,000 per year beginning in December 2001 and increasing by 3% per year thereafter, and the amount of payments due in the event of a change in control would reflect the 3% increase each year through the date of the merger but not thereafter; and (iii) in the event of voluntary termination or termination without cause, she would be entitled to receive, at the retirement age, an annual retirement benefit based on the percentage of total retirement benefits which had vested under the salary continuation agreement as of the termination date. Such benefits began to vest at the rate of 10% per year on December 1, 2002.

1st Centennial also entered into a salary continuation agreement with Suzanne Dondanville in 2002 (amended in 2004), containing the same material terms as Mrs. Sanders’ salary continuation agreement, except that the amount of her annual benefits will be $152,460, and her benefits began to vest on December 1, 2003.

1st Centennial also entered into a salary continuation agreement with John P. Lang in April 2006, containing the same material terms as Mr. Vessey’s agreement, except that (i) Mr. Lang’s retirement age is between 65 and 68, the amount of the annual benefits at retirement at those ages is between $70,000 and $100,000 (increasing in equal increments of $10,000 each year); (ii) the amount of the annual benefit in the event of death prior to age 65 is $70,000; and (iii) if Mr. Lang’s employment were to end due to disability or termination without cause prior to age 65, he would be entitled to receive, at age 65, an annual retirement benefit of between $10,000 and $57,000 depending on his age at termination between ages 60 and 64.

1st Centennial intends to fund its obligations under the salary continuation agreements through the proceeds of single premium life insurance policies previously purchased by 1st Centennial which policies name 1st Centennial as beneficiary. The cost of making payments under the salary continuation agreements is accrued for annually by 1st Centennial in amounts such that all future payments to be made will have been fully accrued for by the retirement date. 1st Centennial will eventually be reimbursed, however, for payments made under the salary continuation agreements through the proceeds of the life insurance policies referred to above. The amounts expensed by 1st Centennial in 2005, 2004 and 2003 to fund the salary continuation agreements for the Named Executive Officers are set forth in the Summary Compensation Table above (see “ – Executive Compensation” above). However, these amounts were more than offset by tax advantaged income 1st Centennial earned on the insurance policies during 2005, and largely offset by such income in 2003 and 2004.

Stock Options

1st Centennial’s 2001 Stock Incentive Plan, as amended and restated March 19, 2004 (the “Plan”) is intended to advance 1st Centennial’s interests by encouraging stock ownership on the part of key employees, and was approved by the shareholders on May 18, 2004. The Plan provides for the issuance of both “incentive” and “non-qualified” stock options to salaried officers and employees, and “non-qualified” stock options to non-employee directors, of 1st Centennial. (The Plan also provides for the issuance of restricted stock awards and other forms of equity-based compensation.) All options are granted at an exercise price of not less than 100% of the fair market value of the stock on the date of grant.24 Each option expires not later than ten (10) years from the date the option was granted. Options are exercisable in installments as provided in individual stock option agreements; provided, however, that if an optionee fails to exercise his or her rights under the options within the year such rights arise, the optionee may accumulate them and exercise the same at any time thereafter during the term of the option. In addition, in the event of a “Terminating Event,” i.e., a merger or consolidation of 1st Centennial as a result of which 1st Centennial will not be the surviving corporation, a sale of substantially all of 1st Centennial’s assets, or a change in ownership of at least 25% of 1st Centennial’s stock (subject to certain exceptions), all outstanding options under the Plan shall become exercisable in full (subject to certain notification requirements), and shall terminate if not exercised within a specified period of time, unless provision is made in connection with the Terminating Event for assumption of such options, or substitution of new options covering stock of a successor corporation. As of December 31, 2005, 1st Centennial had options outstanding to purchase a total of 375,38325 shares of its common stock under the Plan, with an average exercise price of $19.4525 per share with respect to all such options. As of December 31, 2005, the fair market value of 1st Centennial’s common stock was $32.50 per share.25

The following table furnishes information regarding stock options granted to the Named Executive Officers during 2005:

Name	Number of Options Granted[25]		Percent of Total Options Granted to Employees During Period	Exercise or Base Price[25]	Expiration Date	Grant Date Present Value[26]
Thomas E. Vessey	0		n/a	n/a	n/a	n/a
Beth Sanders	0		n/a	n/a	n/a	n/a
Suzanne Dondanville	0		n/a	n/a	n/a	n/a
John P. Lang	10,000	[27]	69.00%	$35.00	9/29/15	$149,500

[24]	Exercise price per share is equivalent to market price per share on the date of grant, as determined by the Board of Directors, based upon trades in 1st Centennial’s common stock known to us and “bid” and “asked” prices received by brokers dealing in our common stock.

[25]	As adjusted to reflect stock dividends declared by 1st Centennial since the date of grant, if applicable, except the 50% stock distribution paid on April 3, 2006 to shareholders of record as of March 3, 2006.

[26]	The present value of options was estimated on the date of grant using the binomial option-pricing model with the following weighted-average assumptions: dividend yield of 0.00%, expected volatility of 21.58%, risk-free interest rate of 4.14% and expected life of ten years.

[27]	This option vests at the rate of 20% per year commencing on September 29, 2006.

No options were exercised by the Named Executive Officers during 2005. The following information is furnished with respect to stock options held by the Named Executive Officers at December 31, 2005:

	Number of Unexercised Options at December 31, 2005[28]		Value of Unexercised In-the-Money Options at December 31, 2005[29]
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas E. Vessey	17,775	17,400	$218,572	$151,431
Beth Sanders	27,435	12,459	496,385	117,363
Suzanne Dondanville	15,215	11,293	226,346	94,630
John P. Lang	0	10,000	n/a	0

Compensation of Directors

The non-employee directors are paid directors’ fees by 1st Centennial Bancorp and 1st Centennial Bank for services they provide as directors of both entities. 1st Centennial Bancorp and 1st Centennial Bank have entered into an allocation agreement that provides for each entity to pay its allocated portion of such directors’ fees. During 2005, the non-employee directors each received a fee of $1,721 per month, except for the Chairman who received $3,921 per month and the Chairman of the Audit Committee who received $2,221 per month. In addition, the directors and their dependents participate in 1st Centennial Bank’s self-funded dental plan. Under 1st Centennial Bank’s dental plan, the maximum reimbursement by 1st Centennial Bank to any participant is $1,200 per year.

No stock options were granted to the non-employee directors during 2005. During 2005, directors Appleton, Beswick and McCalmon exercised stock options covering 535, 1000 and 1020 shares of common stock, respectively, recognizing values30 of $0, $27,723 and $29,294, respectively, upon exercise. The following information is furnished with respect to stock options held by the non-employee directors at December 31, 2005:

	Number of Unexercised Options at December 31, 2005[28]		Value of Unexercised In-the-Money Options at December 31, 2005[29]
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Appleton	1,518	3,571	$17,264	$34,499
Bruce J. Bartells	9,960	3,571	193,729	34,499
Carole H. Beswick	8,960	3,571	167,506	34,499
Larry Jacinto	9,546	3,985	172,755	42,832
Ronald J. Jeffrey	9,960	3,571	193,729	34,499
William A. McCalmon	8,940	3,571	166,982	34,499
Patrick J. Meyer	8,890	3,571	165,670	34,499
Stanley C. Weisser	4,019	3,571	51,749	34,499
Douglas F. Welebir	9,960	3,571	193,729	34,499

No restricted stock awards were granted to the non-employee directors during 2005. Each of the non-employee directors had outstanding restricted stock awards covering 963 shares28 of Common Stock as of December 31, 2005, with a value as of that date of $31,297. The recipients have voting and dividend rights with respect to the shares, but cannot dispose of the shares until they are vested. The restricted stock awards vest at the rate of 20% per year beginning December 19, 2004.

[28]	As adjusted to reflect stock dividends declared by 1st Centennial since the date of grant, if applicable, except the 50% stock distribution paid on April 3, 2006 to shareholders of record as of March 3, 2006.

[29]	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at December 31, 2005.

[30]	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise.

Performance Graph

The following graph compares the yearly percentage change in the cumulative total shareholders’ return on the Company’s stock with the cumulative total return of (i) the Nasdaq market index; (ii) all banks and bank holding companies listed on Nasdaq; and (iii) an index comprised of banks and bank holding companies located throughout the United States with total assets of between $250 million $500 million. The latter two indexes were compiled by SNL Financial of Charlottesville, Virginia. The Company reasonably believes that the members of the third group listed above constitute peer issuers for the period from December 31, 2000 through December 31, 2005. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
1st Centennial Bancorp	100.00	101.68	157.95	178.13	276.41	267.00
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL $250M-$500M Bank Index	100.00	142.07	183.20	264.70	300.43	318.97
SNL Bank Index	100.00	101.00	92.61	124.93	140.00	141.91

*	Source: SNL Financial, Charlottsville, Virginia.

Board of Directors’ Compensation Committee Report

The Compensation and Personnel Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) is comprised of five independent directors within the meaning of NASD Rule 4200(a)(15). No member of the Compensation Committee is a current or former officer or employee of 1st Centennial Bancorp or the Bank. The Committee is responsible for establishing and administering our executive compensation program and general compensation and incentive plans.

Compensation Philosophy

The Compensation Committee’s primary objective is to attract and retain highly qualified executives who are motivated to achieve our objectives, which include maximizing both long-and short-term shareholder value. Key elements of this philosophy include:

•	Establishing compensation plans that deliver pay commensurate with 1st Centennial’s performance, as measured by operating, financial and strategic objectives;

•	Providing significant equity-based incentives for executives to ensure that they are motivated over the long term as owners, rather than just as employees; and

•	Providing short-term and long-term compensation that rewards executives meeting certain financial and performance goals.

Components of executive compensation include base salaries, annual incentive bonuses, stock options and a deferred compensation plan. During 2005, the Compensation Committee reviewed and approved the total compensation of each executive officer.

Base Salaries. Executive base salaries are determined by evaluating both the most recent comparative peer data and the individuals’ roles and responsibilities. The purpose of base salaries is to attract and retain key executives who are critical to our long-term success. Individual salaries are reviewed annually and salary increases are based on 1st Centennial’s overall performance. In setting the salary for President and Chief Executive Officer, Thomas E. Vessey, the Committee considered (i) his leadership in setting high standards for financial performance and motivating his management colleagues, (ii) his involvement in community affairs, and (iii) the Board and Committee’s satisfaction with 1st Centennial’s management and financial performance. As a result, with input from our third-party consultant, Mr. Vessey’s salary was increased by $50,000 to $235,000. Recommendations regarding the base salaries of other Named Executive Officers were made to the Committee by the President and Chief Executive Officer and were approved without modification.

Annual Incentive Bonuses. For 2005, cash bonuses were paid on a discretionary basis and were granted to executive officers based on the extent to which 1st Centennial achieved its financial and performance objectives. Principal objectives were achieving target goals with respect to return on average assets, return of average equity, net income, asset quality, and earnings per share. The earnings targets and corporate performance goals are based on confidential information and are competitively sensitive to 1st Centennial as they are derived from our internal projections and business plan. Mr. Vessey was paid a $115,000 bonus for 2005.

During the year, the Committee engaged JLR Associates, Management Consultants, to assist us in developing a more coherent set of policies for executive compensation. This firm evaluated the compensation paid to our executive officers (both cash and non-cash) in comparison to an appropriate peer group of banks and bank holding companies. As a result of the analysis, the Committee determined the base salaries, stock options, deferred compensation plans and cash incentive program that were appropriate for the executive officers.

Of particular note is the decision to move away from the concept of discretionary “bonuses” that were not carefully articulated to objective measures, and instead towards a formal incentive plan that will provide annual cash rewards to the four Named Executive Officers based on specific company, peer, and individual performance criteria. This plan has been implemented for 2006.

Stock Options. Consistent with our long-term incentive strategy, the Compensation Committee and the Board grant stock options to employees of 1st Centennial and its subsidiaries under our 2001 Stock Incentive Plan, as amended (the “Plan”). The Committee believes that the granting of options is the most appropriate form of long-term compensation to executive officers, as this practice provides executive officers with equity interests in 1st Centennial and thereby aligns the interests of management with those of our shareholders. The specific terms of each stock option are determined in the discretion of the Board of Directors or the Committee, subject to specific limitations and requirements set forth in the Plan. The only option granted to a Named Executive Officer in 2005 was an option to purchase 10,000 shares granted to our newly hired Chief Credit Officer, John P. Lang. We granted this option in order to (i) provide an incentive for him to accept his position with the Bank and encourage him to remain with us, (ii) bring his compensation into line with our other Named Executive Officers, and (iii) conform to peer group information provided by our third-party consultant, JLR Associates. Additional details concerning the Plan and options held at December 31, 2005 by the Named Executive Officers are set forth above under “ – Stock Options.”

Employment Agreements. 1st Centennial has entered into employment agreements with two of its Named Executive Officers, Mrs. Sanders and Mrs. Dondanville. The agreements are for terms of three years beginning December 1, 2004, and provide for specified base compensation for the first year of the term. Annual increases thereafter, as well as bonuses, are in the discretion of the Board of Directors. Both of the employment agreements provide for certain lump sum severance payments within a specified period following a “change in control,” as defined in the agreements, as well as severance provisions in the event of termination without cause. The materials terms of these agreements are described above under “ – Employment Agreements.”

Deferred Compensation Plans. We have also entered into salary continuation agreements with all four of our Named Executive Officers, in order to provide them with (i) supplemental income upon retirement, (ii) an additional incentive to remain with us in order to receive their full retirement benefits, and (iii) a compensation package which is competitive in the marketplace. The agreements are funded through bank owned life insurance policies that generate a cash surrender value to fund the future benefits. The material terms of the salary continuation agreements for each of the Named Executive Officers are described above under “ – Salary Continuation Agreements.”

Conclusion. The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return. We believe our executive compensation policies and programs serve the best interests of our company and our shareholders effectively. The various pay vehicles offered are balanced to provide increased motivation for executives to contribute to our overall future success, thereby enhancing 1st Centennial’s value for the benefit of all of our shareholders.

Personnel and Compensation Committee

Dr. James R. Appleton, Chairman
Carole H. Beswick	Stanley C. Weisser
Patrick J. Meyer	Douglas F. Welebir

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The persons named above were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2005. None of these individuals has ever been an officer or employee of 1st Centennial or any of its subsidiaries.

Certain Transactions

Some of the executive officers and directors of 1st Centennial and the companies with which they are associated have been customers of, and have had banking transactions with, 1st Centennial Bank in the ordinary course of 1st Centennial Bank’s business since January 1, 2005, and 1st Centennial Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and in the opinion of Management of 1st Centennial, did not involve more than the normal risk of repayment or present any other unfavorable features.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Hutchinson and Bloodgood LLP (“Hutchinson and Bloodgood”) as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Hutchinson and Bloodgood audited our financial statements for the fiscal year ended December 31, 2005, and have been our accountants since inception. It is anticipated that a representative or representatives of Hutchinson and Bloodgood will be present at the Meeting and will be available to respond to appropriate questions. All professional services rendered by Hutchinson and Bloodgood concerning the fiscal year ended December 31, 2005 were furnished at customary rates and terms.

Fees

The aggregate fees billed by our principal accounting firm, Hutchinson and Bloodgood, for the fiscal years ended December 31, 2005 and 2004, were as follows:

	2005		2004
Audit fees	$98,000		$97,300
Audit related fees	26,720	[31]	25,471	[31]
Tax fees	13,763		5,891
All other fees	22,248	[32]	28,520	[32]

Total	$160,731		$157,182

None of the fees paid to our independent auditors during 2005 and 2004 were paid under the de minimis safe harbor exception from pre-approval requirements. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Hutchinson and Bloodgood.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning our 2007 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 15, 2006 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under federal securities laws.

The persons named as proxies for the 2007 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by March 1, 2007. If we receive proper notice by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

[31]	Consisted of reviewing documentation relating to the Company’s internal control over financial reporting in preparation for compliance with Section 404 of the Sarbanes-Oxley Act, and review of financial information in our Form 10-K and 10-Q annual and quarterly reports filed with the SEC.

[32]	For 2005, consisted of $15,000 for the regulatory mandated review of our information technology systems and $7,248 for management consulting. For 2004, consisted of $15,000 for the regulatory mandated review of our information technology systems; $9,920 for management consulting; and $3,600 relating to the regulatory mandated review of our interest rate risk model.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the Proxy Holders to vote said Proxy in accordance with the recommendations of your Board of Directors, and authority to do so is included in the Proxy.

DATED: April 14, 2006	1st CENTENNIAL BANCORP

/s/ Thomas E. Vessey
Thomas E. Vessey President and Chief Executive Officer

A COPY OF OUR 2005 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF OUR ANNUAL REPORT TO SHAREHOLDERS WHICH IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO BETH SANDERS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF 1st CENTENNIAL BANCORP, AT 218 EAST STATE STREET, REDLANDS, CALIFORNIA 92373.

AUDIT COMMITTEE CHARTER

I.	AUDIT COMMITTEE PURPOSE

The Audit Committee of 1st Centennial Bancorp and 1st Centennial Bank (jointly, the “Company”) is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•	Appoint the Company’s independent auditors;

•	Monitor the independence and performance of the Company’s independent auditors, the external audit function, and the loan review function; and

•	Provide an avenue of communication among the independent auditors, management, the external audit function, and the Board of Directors.

II.	AUDIT COMMITTEE AUTHORITY

•	The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the Company.

•	The Audit Committee has the authority to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

•	The Audit Committee has the authority to appoint and determine the compensation of the independent auditors, and the Company shall provide appropriate funding for such compensation.

•	The Audit Committee has the authority to resolve disagreements between the Company’s management and the independent auditors regarding financial reporting.

III.	ROLE AND INDEPENDENCE; ORGANIZATION

The Committee appoints the Company’s independent auditors and assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control, and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such member’s individual exercise of independent judgment. No Committee member, other than in his or her capacity as a member of the Board of Directors or of the Committee, may accept any consulting, advisory, or other compensatory fee from the Company. No Committee member may be an officer, employee, or 10% or greater shareholder of the Company or any parent or subsidiary thereof. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, as set forth in the applicable rules of the NASD.

APPENDIX “A”

A director will not be considered “independent” under the NASD rules if, among other things, he or she has:

•	Been employed by the Company in the current or past three years;

•	Accepted any compensation from the Company in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

•	An immediate family member who is, or has been in the past three years, employed by the Company as an executive officer;

•	Been a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company’s securities) that exceed five percent of the Company’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

•	Been employed as an executive of another entity where any of the Company’s executives serve on that entity’s compensation committee.

IV.	AUDIT COMMITTEE COMPOSITION AND MEETINGS

In addition to the independence requirements set forth in Article III above, all members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership. The Chief Executive Officer, Chief Financial Officer, Chief Credit Officer, Chief Operating Officer, and Risk Management Officer, at the request of the Audit Committee, may attend Audit Committee meetings, as non-voting, non-member liaisons of the Company.

The Audit Committee shall meet monthly, or more frequently as circumstances dictate. The Audit Committee should also meet separately with management and with the independent auditors at least annually, and should at the next following Audit Committee meeting discuss any matters raised in the discussions with each of these groups. In addition, the Audit Committee, or at least its Chair, should communicate with management and/or the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors’ limited review procedures.

V.	AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

A.	Review Procedures. The Audit Committee shall:

•	Review and reassess the adequacy of this charter at least annually. Submit the charter to the Board of Directors for approval annually and have the document published at least every three years in accordance with SEC regulations;

•	Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and the independent auditors of significant issues regarding accounting principles, practices, and judgments;

•

In consultation with management and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

Review significant findings prepared by the independent auditors together with management’s responses, if any;

•	Review with financial management and/or the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial reports prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61 (see below). The Chair may represent the entire Audit Committee for purposes of this review;

•	Review the budget, strategic plan, and changes in the strategic plan, activities and organizational structure, as needed; and

•	On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements, compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies, if any.

B.	Independent Auditors.

•	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and shall be responsible for the annual appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

•	The Audit Committee shall approve the audit fees and other significant compensation to be paid to the independent auditors for permitted non-audit services.

•	On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they may have with the Company that could impair the auditors’ independence, and the Audit Committee shall receive the written disclosures and the letters from independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committee), as such may be modified or supplemented.

•	The Audit Committee shall review the independent auditors’ plan and discuss scope, staffing, locations, reliance upon management, and external audit and general audit approach.

•	Prior to releasing the year-end earnings, the Audit Committee shall discuss the results of the audit with the independent auditors. The Audit Committee shall also discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

•	The Audit Committee shall consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

•	The Audit Committee shall pre-approve all audit and permissible non-audit services to be performed by the independent auditors, provided that pre-approval is not required with respect to non-audit services if:

•	the aggregate amount of all such non-audit services provided to the Company constitutes 5% or less of the total amount paid by the Company to its independent auditor during the fiscal year in which the non-audit services are provided;

•	such services were not recognized at the time of the engagement to be non-audit services; and

•	such services are promptly brought to the attention of the Audit Committee and are approved by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee prior to the completion of the Audit.

C.	Other Audit Committee Responsibilities. The Audit Committee shall also:

•	Annually prepare a report to shareholders as required by the SEC. This report should be sent to shareholders together with the Company’s annual proxy statement;

•	Review significant reports prepared by the Company’s internal and/or external loan review personnel together with management’s response and follow-up to these reports;

•	Perform any other activities consistent with this Charter, the Company’s bylaws, and governing law, as the Committee or the Board deems necessary or appropriate;

•	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the forgoing activities;

•	Contract for the annual Company audit;

•	Review and approve the audit plan, scope, and cost of outside audits;

•	Review the adequacy of the Allowance for Loan and Lease Losses and the methods used in its determination;

•	Review third party data processing audits;

•	Review the Company’s Risk Management Policy and systems to ensure the various types of risk are defined, measured, controlled, and monitored;

•	Review the third party Interest Rate Risk Assessment annually;

•	Be responsible for the implementation of the Internal Audit Program and review periodic reports at least annually; and

•	Establish procedures for:

•	receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

V.	OUTSIDE AUDITS

The Audit Committee will require the outside auditors to:

•	submit a statement as to the scope of the audit;

•	describe current or proposed financial accounting and reporting developments and their effect on the scope of the audit;

•	provide an estimate of audit fees;

•	determine the degree of their reliance on the Company’s internal controls;

•	determine if there are any significant problem areas foreseen;

•	determine if there are any SEC issues;

•	audit the procedures used to establish reserves; and

•	describe any alternative accounting treatments for significant areas.

VI.	EXAMINATIONS

The Audit Committee will review all reports from regulatory agencies and management’s response to the examination and its efforts to correct noted problems.

VII.	COMPLIANCE

A separate Compliance Policy has been approved by the Board. 1st Centennial Bank is committed to operating an effective compliance management program that will promote and ensure the Bank’s compliance with all applicable federal and state laws, rules, and regulations affecting the industry. The Bank’s active compliance program is designed to keep its directors, management and employees abreast of legal and regulatory changes and to recognize their impact on the Bank’s existing policies and procedures. In addition, it is the Bank’s officers and staffs’ responsibility to understand and comply with all laws and regulations.

A sound compliance program is essential to the efficient and successful operation of the Bank. A compliance program includes the following components: policies and procedures; training; monitoring and consumer complaint response.

1st Centennial Bank is an active member of Bankers’ Compliance Group (“BCG”) and by Board resolution, incorporates BCG’s Standard Procedures Manuals by reference into all 1st Centennial Bank Procedures Manuals.

1st Centennial Bank has joined BCG to ensure that current compliance information is provided to all employees. The Bank also has an agreement with BCG to provide services on a case-by-case basis.

Employees will attend compliance conferences for continuing education.

VIII.	COMPLIANCE AUDITS

The Bank will schedule compliance audits every 18-24 months for the loan and operations departments.

IX.	COMPLIANCE COMMITTEE

The Compliance Committee is responsible for developing, implementing, and maintaining an effective compliance program within the Bank. The primary purpose of the Compliance Committee is to develop and oversee the compliance function within this Bank. The Compliance Committee interprets regulations, writes compliance policies to ensure adherence to new and existing laws, and monitors the training of the Bank staff, management and directors. The Committee will meet at least quarterly with copies of meeting minutes forwarded to the Audit Committee. The Compliance Committee members are provided a detailed Compliance Committee agenda including various discussion topics, the Compliance Committee Action Plan, various handouts from BCG and other resources, BCG’s monthly newsletter, departmental reviews, and copies of prior meeting minutes.

The Compliance Committee will consist of the Risk Management Officer, serving as the Chair of the Committee, and a representative from key departments.

X.	COMPLIANCE CALENDAR

The Compliance Department shall be responsible for maintaining the compliance calendar. Monthly, a schedule of required compliance training and Board policy review is forwarded to the appropriate departments.

XI.	SECURITY

The Board of Directors appoints a security officer who reports annually to the Board. A separate Security Policy has been approved by the Board of Directors.

XII.	INFORMATION TECHNOLOGY

The Company will ensure that its electronic banking and information delivery systems comply with standards set by the FDIC. The Executive Vice President and Chief Operating Officer has been given the authority to develop and implement software/hardware necessary to protect Bank assets and necessary security, and is to report periodically to Audit Committee.

REVOCABLE PROXY

1st CENTENNIAL BANCORP

ANNUAL MEETING OF SHAREHOLDERS – May 16, 2006

The undersigned shareholder(s) of 1st Centennial Bancorp (“1st Centennial”) hereby nominates, constitutes and appoints Carole H. Beswick, Larry Jacinto and Stanley C. Weisser and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of 1st Centennial which the undersigned is entitled to vote at the Annual Meeting of Shareholders of 1st Centennial to be held at the Redlands Country Club, 1749 Garden Street, Redlands, California, on Tuesday, May 16, 2006 at 6:00 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1. Election of Directors. Authority to elect the following ten (10) persons to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified: James R. Appleton, Bruce J. Bartells, Carole H. Beswick, Larry Jacinto, Ronald J. Jeffrey, William A. McCalmon, Patrick J. Meyer, Thomas E. Vessey, Stanley C. Weisser and Douglas F. Welebir.

☐ AUTHORITY GIVEN	☐ AUTHORITY WITHHELD
To vote for all nominees (except as indicated to the contrary below).	To vote for all nominees.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S),

PLEASE STRIKE THE INDIVIDUAL’S NAME(S) FROM THE LIST ABOVE.)

2. To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of 1st Centennial or its Board of Directors at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “AUTHORITY GIVEN” FOR PROPOSAL 1. THE PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “AUTHORITY GIVEN” FOR PROPOSAL 1.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED

IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON REVERSE SIDE.

PLEASE SIGN AND DATE BELOW.

(Number of Shares)	Dated:

(Please Print Name)		(Signature of Shareholder)

(Please Print Name)		(Signature of Shareholder)

(Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

I (We) do              do not              expect to attend the Meeting.

Number of persons: